Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, Chief Financial Officer
317-704-6000
PondelWilkinson Inc.
Roger Pondel/Angie Yang
310-279-5980
BELL INDUSTRIES REPORTS 2007 SECOND QUARTER RESULTS
     Indianapolis, IN — August 14, 2007 — Bell Industries, Inc. (AMEX:BI) today reported financial results for its three and six-month periods ended June 30, 2007.
     Net revenues from continuing operations totaled $56.0 million and $102.1 million for the 2007 second quarter and first half, respectively. This compares with $31.2 million and $56.1 million, respectively, for the 2006 three and six-month periods.
     Included in revenues for the 2007 quarter was $23.4 million, attributable to a full three month’s contribution from SkyTel, which was acquired in January 2007 and has become the company’s largest operating unit. Including depreciation, amortization, and accretion expense totaling $1.0 million during the current second quarter, operating income equaled $9,000.
     At Bell’s Technology Solutions division, net revenues increased to $18.5 million in the 2007 second quarter from $16.7 million in the prior-year period. Product revenues were relatively stable at $9.7 million for the three months ended June 30, 2007 versus $9.8 million for the year-ago period. Services revenues rose to $8.8 million from $6.9 million in the 2006 second quarter, primarily reflecting revenues from a customer relationship management engagement with SunRocket, Inc., which commenced in the second half of 2006.
     In July 2007, Bell Industries received notification from SunRocket that it was ceasing operations and accordingly would no longer be sending customer calls to Bell’s facility in Springfield, MO. In response to the unexpected actions of the customer, Bell took immediate measures to mitigate potential losses related to the Springfield call center operations and recorded an allowance of $2.3 million for the 2007 second quarter, which fully reserves the balance owed by SunRocket at June 30, 2007. Including the $2.3 million reserve, Bell’s Technology Solutions division sustained an operating loss of $2.8 million, compared with an operating loss of $458,000 in the 2006 second quarter.
     Subsequent to SunRocket’s ceasing operations and the closure of the Springfield call center, Bell Industries reached an agreement with an unrelated company to assume the Springfield lease effective August 1, 2007, and received $900,000 in proceeds from the sale of certain assets at the facility.
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Bell Industries, Inc.
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     Net revenues at Bell’s Recreational Products Group (RPG) totaled $14.0 million for the 2007 second quarter, compared with $14.5 million in the prior-year period. Operating income for the current second quarter was impacted by higher selling, general and administrative expenses associated with the addition of business development resources and increased freight costs, and totaled $593,000. In the 2006 second quarter, RPG posted operating income of $958,000.
     Bell Industries sustained a net loss in the 2007 second quarter of $4.8 million, or $0.56 per share. This compares with net income of $5.2 million, or $0.61 per diluted share, in the prior-year second quarter, substantially all of which is attributed to a gain on the sale of the assets of J.W. Miller, its smallest business unit at the time. For the year-to-date period, the company incurred a net loss of $6.3 million, or $ 0.74 per share. In the 2006 first half, Bell reported net income of $3.9 million, or $0.45 per diluted share, which included income from discontinued operations and a gain on sale of discontinued operations, net of tax, of $5.7 million, equal to $0.67 per diluted share.
     Late in the 2007 second quarter, the company announced it had entered into stock purchase agreements with Sprint Nextel Corporation under which Sprint Nextel agreed to acquire certain assets of Bell for approximately $13.5 million in cash. The assets represent stock ownership interests in two entities that hold Federal Communications Commission (FCC) licenses, acquired by Bell as part of the SkyTel acquisition. The purchase agreements are subject to FCC approval and transfer of the licenses and are expected to close in October 2007. The company said that the assets being sold were not integral to SkyTel’s core business operations and that the transaction would not impact any services provided to SkyTel customers.
About Bell Industries, Inc.
     Bell Industries is comprised of three diversified operating units, Bell’s Technology Solutions business, SkyTel and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from customer relationship management (CRM) and managed technology services to reverse logistics and mobile/wireless solutions. SkyTel provides nationwide wireless data and messaging services, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging. Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle market, including marine, snowmobile, cycle and ATV
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to the company’s ability to successfully complete stock purchase agreements with Sprint Nextel Corporation, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including
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Bell Industries, Inc.
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uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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(TABLES FOLLOW)

Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2007	2006	2007	2006

Net revenues
Products	$23,708	$24,302	$43,064	$41,395
Services	32,242	6,859	59,083	14,729

Total net revenues	55,950	31,161	102,147	56,124

Costs and expenses
Cost of products sold	19,261	19,466	35,589	33,156
Cost of services provided	21,569	5,220	39,406	11,877
Selling, general and administrative expenses	19,316	7,481	34,438	14,015
Interest expense (income), net	624	(134)	994	(209)
Gain on sale of assets	—	—	(1,976)	—

Total costs and expenses	60,770	32,033	108,451	58,839

Loss from continuing operations before income taxes	(4,820)	(872)	(6,304)	(2,715)
Income tax expense (benefit)	8	(892)	31	(877)

(Loss) income from continuing operations	(4,828)	20	(6,335)	(1,838)

Income from discontinued operations, net of tax	—	39	—	577
Gain on sale of discontinued operations, net of tax	—	5,153	—	5,153

Discontinued operations, net of tax	—	5,192	—	5,730

Net (loss) income	$(4,828)	$5,212	$(6,335)	$3,892

Basic and diluted share and per share data
(Loss) income from continuing operations	$(0.56)	$—	$(0.74)	$(0.22)

Discontinued operations	$—	$0.61	$—	$0.67

Net (loss) income	$(0.56)	$0.61	$(0.74)	$0.45

Weighted average common shares outstanding (basic)	8,629	8,565	8,615	8,564

Weighted average common shares outstanding (diluted)	8,629	8,593	8,615	8,590

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$9,744	$9,803	$18,989	$16,239
Services	8,799	6,859	18,427	14,729

	18,543	16,662	37,416	30,968

SkyTel	23,442	—	40,094	—
Recreational Products	13,965	14,499	24,637	25,156

Total net revenues	$55,950	$31,161	$102,147	$56,124

Operating (loss) income
Technology Solutions	$(2,791)	$(458)	$(3,839)	$(1,325)
SkyTel	9	—	714	—
Recreational Products	593	958	214	1,216
Corporate costs	(2,007)	(1,506)	(4,375)	(2,815)

Total operating loss	(4,196)	(1,006)	(7,286)	(2,924)

Gain on sale of assets	—	—	(1,976)	—
Interest expense (income), net	624	(134)	994	(209)
Income tax expense (benefit)	8	(892)	31	(877)

Loss from continuing operations	$(4,828)	$20	$(6,335)	$(1,838)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)

	June 30,	December 31,
	2007	2006

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,374	$3,637
Accounts receivable	27,069	16,835
Inventories	10,479	9,548
Assets held for sale	12,526	—
Prepaid expenses and other	6,925	2,761

Total current assets	58,373	32,781
Fixed assets, net	17,144	3,553
Intangible assets, net	2,977	—
Other assets	2,765	1,641
Acquisition deposit	—	3,450
Acquisition related costs	—	1,689

Total assets	$81,259	$43,114

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Floor plan payables	$287	$213
Revolving credit facility	12,912	—
Accounts payable	19,991	12,419
Deferred revenue	6,928	—
Accrued payroll	3,042	1,922
Accrued other liabilities	8,612	6,684

Total current liabilities	51,772	21,238

Convertible note	8,554	—
Other long-term liabilities	7,399	3,622

Total liabilities	67,725	24,860

Commitments and contingencies

Shareholders’ equity	13,534	18,254

Total liabilities and shareholders’ equity	$81,259	$43,114